News Release 193	Liberty Star Uranium & Metals Corp.
January 12, 2015	OTCQB: LBSR Frankfurt: LBVN
FOR IMMEDIATE RELEASE	http://www.libertystaruranium.com/
.

http://www.libertystaruranium.com/

Liberty Star’s Porphyry Copper-Gold-Moly Hay Mountain Project: 2014 Summary of Activity & 2015 Management Discussion

• Summary 2014 activity

• Hay Mountain permitting process

• Plans for obtaining funding including travel to the  Middle East, Hong Kong, and Manila

• 2015 expectations and long range objectives

TUCSON, Ariz.–(BUSINESS WIRE)–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”) (OTCQB: LBSR) is pleased to update  shareholders and interested parties regarding the Company’s 2014 activities including progress toward obtaining approval of its Plan of Operation for the Hay Mountain Project (“Hay Mountain”) in southeast Arizona’s Cochise County within the historic Tombstone mining district. More topics of discussion include CEO/Chief Geologist James A. Briscoe’s travel plans for the 1st quarter of 2015 to the Middle East, Hong Kong and Manila to secure funding for Phase 1 exploratory drilling at Hay Mountain and other more long range planning.

The Last 12 Months
1.       Planning and Geoscientific Interpretation:

This period was primarily occupied with planning and permitting of Hay Mountain.  This included conceptualizing and creating a plan for an aggressive drill program which would result in a strongly compressed time line to test and drill out what our evidence suggests is a large porphyry copper-moly precious metal system with a footprint large enough to contain a very large mineral body.  Our goals are to drill out this body within a span of 4 years and to bring it into production within 7 years of the start of drilling.  This is a very tall order, because the average time to bring an orebody into production now in the USA is 15 years.  We have brought to bear a lot of computerized data gathering that we have used in other projects in order to reduce time to a minimum and lower costs.  We refined this detailed computerized exploration plan and created a budget, using Microsoft Project® including 5,000 line items (resources) are scheduled and costed on a simple but effective computer Gantt Chart, that will allow us to keep track on a daily basis of projected cost vs actual cost and predict daily time- to- completion of our objectives would be as the project progresses. Many operations, permitting procedures and community outreach will proceed simultaneously with the exploration and mine development procedures. The reason for this attention to timing was the result of information gleaned from our visit to India and later China.  In consultation with industry-leading drilling experts,  and other specialists including our permanent staff and Technical Board of Advisors, it has resulted in one of the most innovative plans using various time and expense saving procedures throughout the exploration program that have resulted in a very low “all-in” cost per foot of drilling.  We believe we can meet these timing expectations.

2.       Permitting

  a.       Approval by the Arizona State Land Department (ASLD) of the Company’s Plan of Operation (the “Plan”) is required to conduct exploratory drilling at the first Hay Mountain target, which is located primarily on State Land. The Plan of Operation was submitted to the ASLD in August with a proposed period of operation of one year beginning September 29, 2014 (NR 187). Liberty Star has so far answered all questions and comments from the ASLD and expects final acceptance of its Plan within the next 20 to 60  days or so (given expected delays around the holiday season). Upon approval, Liberty Star’s drilling contractor will obtain drilling permits from the Arizona Department of Water Resources (ADWR) which takes very little time to process. Once those permits are in hand, and appropriate funding is in place, Phase 1 drilling can begin at Hay Mountain.

  b.      Approval by the US Bureau of Land Management (BLM) we also need drilling permits on the relatively small amount of Federal Lode Mining Claims making up some of our land package.   These permits are not as time-critical as the ASLD permits, but it is our objective to obtain these in the first quarter, 2015.

3.       Altered and Mineralized Outcrops Discovered The only geologic map of sufficient detail covering the Hay Mountain area published in  1956 (James Gilluly, General Geology of central Cochise County, AZ, USGS Professional Paper 281, 169 pages) was prepared during the late 1930s and 40s appears to be of excellent quality considering its small scale.  However, more detailed surface mapping in concert with new very high resolution natural color space imagery reveal previously unmapped outcrops with occasional specks of green copper oxide, and suspected black copper oxide, along with silica and carbonate veining similar to that adjacent to the Copper Queen Mine in limestones at Bisbee about 15 miles to the south. This recognition is important, and we believe with further work it will be expanded to reveal more outcrop.  This suggests the following:

  a.       The depth to mineralization may be much shallower at least in some areas than had been previously supposed; giving strength to the possibility that a mineral body amenable to open pit mining at relatively shallow depth may be present.

  b.       The presence of oxide copper at the surface suggests there may be a near surface mineral body of oxide copper that could be recovered by heap leaching or in situ leaching, either one  or both  recovered by solvent extraction – electrowinning.  This method of copper or gold /silver mining where the metallurgy is optimum, is the least costly to perform and requires minimal plant infrastructure and hence lower capital requirements for startup.  Several such projects nearby either have been in production, are in production or are in testing and feasibility for production.  These include:

• Bisbee – Copper and uranium – past

• Bisbee – the Cochise ore body - future

• Tombstone – silver and gold - past

• Safford –  copper – production now

• Rosemont – copper – under consideration

• Johnson Camp, Texas Canyon, AZ  –open  pit heap leach copper -dormant

• I-10, Gunnison Hills, Excelsior, Texas Canyon, AZ -copper – in situ- in pre-feasibility studies

 Discovery of such a leachable ore body, similar those enumerated above, could result in a very fast tracked production facility producing wire grade copper which would be marketed as  (or before) it was produced, creating an almost immediate positive cash flow from this production

  c.       Drilling would continue to define:

                 i.       An expected sulfide enrichment mineral body or skarn limestone hosted body or both which might be mined by open pit: examples – Bisbee, Silverbell & Mission-Pima, Arizona, USA

                 ii.      A deep seated high volume underground mineral body that would be mined via shafts, and appropriate underground methods examples - Bingham Canyon, Utah, USA, Grasberg, Papua Province, New Guinea

   d.      If such mineral bodies as in a, b  and c, above were to be defined and if they were to be projected by standard engineering studies to be profitable, by standard mining methods,  mine and mill construction would be undertaken and large scale production would ensue.

  e.      Such developments as noted in a, b, and c above would be preceded by Bankable Feasibility Studies and funding could then become available through bank consortia or other typical sources.

4.        New Targets Identified in the Last Two Months  Over the last two months, additional redrafting, clarification and reinterpretation of the geoscientific data over the Hay Mountain area now defined as the “Area of Mutual Interest  (AMI)” covering approximately  42 sq. miles (109 sq. km), and including previously identified anomalies, have been undertaken.   Other anomalies of potential importance have been identified. This is not a reprocessing of the metadata received from the Geotech ZTEM metadata, or their Professional scientific interpretation of that data in their Professional Report on the survey, but simply a clarification and reinterpretation based on that clarification.

  a.       These targets will be incorporated into an updated business plan that is currently being drafted with the intent of making future proposals more financially rewarding, and thus more attractive to venture partners.

  b.      When these plans are finalized and vetted by specialists, they will be incorporated into our proposals for funding.

5.       ASLD Permits  In addition to approval of its Plan by the ASLD, Liberty Star needs to fund Phase 1’s newly planned expenditure of $9 million that will incorporate proportional funding for preliminary exploration of the additional targets mentioned in 4, above.

6.       Recent Tours of the Hay Mountain Project There are increasingly more parties interested in the Hay Mountain Project.  Mr. Briscoe and our arm’s length skarn porphyry copper expert consultant have conducted several tours of the Hay Mountain Project area and other sites of importance to the understanding of Hay Mountain, in southeast Arizona, with potential funders. These other sites of importance draw a close comparison to existing porphyry copper deposits with Hay Mountain.

7.       We expect to conduct as many as two more of these site visits and accompanying tours before traveling to the Middle East,   Hong Kong and Manila, (Philippines) as previously announced in September (NR 188) and in this update.   Naru Capital -naseba (“Naru”) will sponsor a Middle East (Saudi Arabia, Oman, Dubai) roadshow specifically designed to match Liberty Star’s funding expectations with the appropriate pool of prequalified potential funders.   Their plan is to continue the roadshow in Hong Kong.  Briscoe then intends to visit Manila, Philippines in response to specific expressions of interest from potential investors in that mining country; a representative of the group (a mining engineer and large Liberty Star share holder) has taken a field trip to the Hay Mountain Project area recently, with positive response.  Briscoe’s travel is scheduled to begin the third week of February, 2015.

Comments Mr. Briscoe:

“Season’s Greetings to Liberty Star shareholders and supporters. As we face a new year it is time that I reaffirm Liberty Star’s goal to commence drilling at Hay Mountain and define an economic body of mineralization there.  From surface studies and a deep understanding of the area, we have concluded that we may expect a very large, near surface porphyry copper mineral body, extending to great depth.  This conclusion must be proved through exploration drilling. I expect that drilling in 2015 will confirm our geoscientific data.  It has been frustrating that we could not move to the drilling phase this year, but the slow process of permitting State land, and the difficult state of the economy as a whole and the mining industry in particular cannot be denied.  I am routinely asked why we have been unable to obtain funding for Hay Mountain since the indicators for success are so strong.  The answer is long and complex.  Those of you that follow mineral exploration and mining know the severe state of the industry due to the downturn in the minerals Super Cycle, which finds industry giants such as Freeport MacMoran and BHP Billiton and many others trading significantly down over last year. Despite this current downturn for us in mining, several current economic studies suggest the Super Cycle may be setting up for a resurgence, though it is much more complex with the entrance of China and other new consuming  and producing countries versus earlier periods when it was driven primarily by North America and Europe (including the UK, and Australia).  Computer reduction of these complexities show it is, in fact, alive and well and is moving forward to another increase in time for us to profit from our efforts (from Keynote luncheon address SME Yearly meeting 12-08-2014 by Raymond Goldie, Salman Bros.).  I believe we can turn the corner and prosper as metal prices are bound to rise substantially with this projected resurgence.  I, and many others industry-wide, believe the long term demand is there and several studies show the World will need more copper in the next 25 years than in all the history of mankind. The task at hand is to find appropriately risk-tolerant investors that are seeking to enter a market that is at its bottom and willing to stay for a rise that will be several years in the making but just in time for our potential production.  I will continue to work with the experts at naseba/Naru to help us find such investors with sufficient financial wherewithal, but I am open to hearing from any credible alternative funding sources for Phase 1, in combination with or independently of others.  I believe that our Phase 1 investors will be rewarded greatly for the investment they make in funding our Hay Mountain Project.”

Management discussion - Expectations, First Quarter 2015

1.       Director Brett Gross will be working to improve the Company’s structure to enhance long term stability and attractiveness to all prospective investors.  This will include, in addition to other things, a succession plan for critical and key employees.  A corporation, as an entity with a legally perpetual life, dictates such succession planning to assure long term company strength, stability and sustainability.  While there are no current concerns of any critical or key employee becoming unable to perform his or her duties, prudent corporate policy demands planning for the duration of the corporation’s existence.  This includes succession planning for positions essential to seamless corporate continuity.

2.       It is also our objective to move our existing projects forward including Walnut Creek and others in the Tombstone area, North Pipes, and other opportunities which have come and continue coming to our attention.  Some of these are smaller (than Hay Mountain) and include precious as well as base metals. My trips to India, China, and the Middle East suggest there is also a strong interest in these types of more moderately sized projects as well as mega projects like Hay Mountain.

During 2015

We hope to achieve several milestones following return from my trip to the Middle East, Hong Kong, and the Philippines, including:.

1.        Having funding in place to start Phase 1 drilling on the main Hay Mountain target in the second half, 2015

2.       In the second quarter, have detailed geoscientific work on our other AMI targets well underway and subsequent drilling programs  well into the planning – permitting stages

3.       Placing additional funding for the new AMI targets

4.       By mid-fourth quarter, 2015, being well underway with and increasingly successfully intersecting strong mineralization in Hay Mountain Target 1, Phase 1, and beginning Target 1, Phase 2 funding draw-down and the associated three-year drilling effort.

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

Forward Looking Statements

Statements in this news release that are not historical are forward looking statements. Forward-looking statements in this news release include all our planned drilling program and our planned route to access partners or funding sources, including without limitation our plan to commence drilling at Hay Mountain and define an economic body of mineralization there; that we can drill out the project within a span of 4 years and to bring it into production within 7 years of the start of drilling; that discovery of such a leachable ore body, similar those enumerated above, could result in a very fast tracked production facility producing wire grade copper which would be marketed; that we expect final acceptance of our plan of operation within the next 20 to 60  days; that BLM permits will be granted in the first quarter 2015; that metal prices will rebound; and that Mr. Briscoe’s travels will result in a potential partner for our projects . Factors which may delay or prevent these forward-looking statements from being realized include:  the failure of our proposals to be accepted; we may not attract any partners or funding sources; we may not be able to raise sufficient funds to complete our intended exploration, keep our properties or carry on operations; and we may encounter an inability to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available.  Even if we find a partner, we may not be able to reach agreement or carry out the development program as contemplated. Despite encouraging data there may be no commercially exploitable mineralization on our properties.  Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contacts
Agoracom Investor Relations
lbsr@agoracom.com
http://agoracom.com/ir/libertystar
or
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
info@LibertyStarUranium.com
Follow Liberty Star Uranium & Metals Corp. on Facebook , LinkedIn & Twitter@LibertyStarLBSR

 of operation within the next 20 to 60  days; that BLM permits will be granted in the first quarter 2015; that metal prices will rebound; and that Mr. Briscoe’s travels will result in a potential partner for our projects . Factors which may delay or prevent these forward-looking statements from being realized include:  the failure of our proposals to be accepted; we may not attract any partners or funding sources; we may not be able to raise sufficient funds to complete our intended exploration, keep our properties or carry on operations; and we may encounter an inability to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available.  Even if we find a partner, we may not be able to reach agreement or carry out the development program as contemplated. Despite encouraging data there may be no commercially exploitable mineralization on our properties.  Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contacts
Agoracom Investor Relations
lbsr@agoracom.com
http://agoracom.com/ir/libertystar
or
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
info@LibertyStarUranium.com

Follow Liberty Star Uranium & Metals Corp. on Facebook , LinkedIn & Twitter@LibertyStarLBSR